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                     February 16, 2021

       Brian Wendling
       Chief Accounting Officer and Principal Financial Officer
       Qurate Retail, Inc.
       12300 Liberty Boulevard
       Englewood, California 80112

                                                        Re: Qurate Retail, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 26,
2020
                                                            File No. 1-33982

       Dear Mr. Wendling:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services